Exhibit 10.2

FLUIDIGM CORPORATION
EMPLOYMENT AND SEVERANCE AGREEMENT
This Employment and Severance Agreement (the “Agreement”) is made and entered into by and between Chris Linthwaite (“Executive”) and Fluidigm Corporation (the “Company”), effective as of August 1, 2016 (the “Effective Date”).
RECITALS
WHEREAS, it is expected that the Company from time to time will consider the possibility of an acquisition by another company or other Change of Control (as defined herein). The Board of Directors of the Company (the “Board”) recognizes that such consideration can be a distraction to Executive and can cause Executive to consider alternative employment opportunities.
WHEREAS, the Board believes that it is in the best interests of the Company and its stockholders to provide Executive with an incentive to continue his employment to motivate Executive to maximize the value of the Company upon a Change of Control for the benefit of its stockholders.
WHEREAS, the Board believes that it is in the best interests of the Company and its stockholders to provide Executive with certain severance benefits upon Executive’s termination of employment without cause or upon a constructive termination following a Change of Control of the Company and to provide Executive with certain severance benefits upon Executive’s termination of employment without cause outside of the change of control context, in order to provide Executive with enhanced financial security and incentive to remain with the Company.
WHEREAS, certain capitalized terms used in the Agreement are defined in Section 6 below.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties hereto agree as follows:
1.Term of Agreement. This Agreement will terminate upon the date that all of the obligations of the parties hereto with respect to this Agreement have been satisfied.
2.    At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and will continue to be at-will, as defined under applicable law, except as may otherwise be specifically provided under the terms of a written formal employment agreement, if any, between the Company and Executive (an “Employment Agreement”). As provided in Section 3(f) below, Executive will be entitled to no benefits, compensation or other payments or rights upon termination of employment other than those benefits expressly set forth in this Agreement.

3.    Severance Benefits.
(a)    Termination without Cause Prior to a Change of Control or After Twelve Months Following a Change of Control. If more than ninety (90) days prior to a Change of Control or after twelve (12) months following a Change of Control, (i) Executive terminates his employment with the Company (or any parent or subsidiary or successor of the Company) for Non-Change of Control Good Reason, or (ii) the Company (or any parent or subsidiary or successor of the Company) terminates Executive’s employment without Cause, then, subject to Section 4, Executive will receive, in addition to Executive’s salary payable through the date of termination of employment and any other employee benefits earned and owed through the date of termination, the following severance from the Company:
(i)    Severance Payment. As provided in Section 3(c) below, twelve (12) months’ severance pay (less applicable withholding taxes) equal to (x) Executive’s annual base salary (as in effect immediately prior to Executive’s termination) and (y) Executive’s annual bonus at target level of achievement.
(ii)    Continued Employee Benefits. Reimbursement for a period of up to twelve (12) months (less applicable withholding taxes, if any) for the costs and expenses incurred by Executive and/or Executive’s eligible dependents for coverage under the Company’s Benefit Plans.
(b)    Constructive Termination or Termination without Cause Following a Change of Control. If within ninety (90) days prior or twelve (12) months following a Change of Control (i) Executive terminates his employment with the Company (or any parent or subsidiary or successor of the Company) for Good Reason, or (ii) the Company (or any parent or subsidiary or successor of the Company) terminates Executive’s employment without Cause, then, subject to Section 4, Executive will receive, in addition to Executive’s salary payable through the date of termination of employment and any other employee benefits earned and owed through the date of termination, the following severance from the Company:
(i)    Severance Payment. As provided in Section 3(c) below, twelve (12) months’ severance pay (less applicable withholding taxes) equal to (x) Executive’s annual base salary (as in effect immediately prior to (A) the Change of Control, or (B) Executive’s termination, whichever is greater) and (y) Executive’s annual bonus at target level of achievement (as in effect immediately prior to (A) the Change of Control, or (B) Executive’s termination, whichever is greater).
(ii)    Accelerated Vesting of Options; Restricted Stock. Then-outstanding and unvested stock options in Company common stock, stock appreciation rights and similar equity awards held by Executive (“Options”) will immediately vest and become exercisable as to all shares underlying such Options. The Options will remain exercisable following the termination for the period prescribed in the respective option agreement, which will not extend past the term of each Option. Additionally, any shares of restricted stock, restricted stock units and similar equity awards (“Restricted Stock”) then-held by Executive will immediately vest and the applicable Company right of repurchase or reacquisition with respect to such shares of Restricted Stock will lapse as to all such shares.
(iii)    Continued Employee Benefits. Reimbursement for a period of up to twelve (12) months (less applicable withholding taxes, if any) for the costs and expenses incurred by Executive and/or Executive’s eligible dependents for coverage under the Company’s Benefit Plans.
(c)    Timing of Severance Payments. The Company will pay the severance payments to which Executive is entitled under Section 3(a)(i) above as salary continuation on the same basis and timing as in effect immediately prior to the termination and the Company will pay the severance payments to which Executive is entitled under Section 3(b)(i) in a lump sum. If Executive should die before all amounts have been paid, such unpaid amounts will be paid in a lump sum payment (less any withholding taxes) to Executive’s spouse, designated beneficiary, or otherwise to the personal representative of Executive’s estate.
(d)    Voluntary Resignation; Termination For Cause. If Executive’s employment with the Company terminates (i) voluntarily by Executive (except upon a termination for Good Reason within twelve (12) months following a Change of Control), or (ii) for Cause by the Company (or any parent or subsidiary or successor of the Company), then Executive will not be entitled to receive any severance benefits and the sole obligation of the Company shall be to pay to Executive, an amount equal to Executive’s base salary payable through the date of termination of employment and any other employee benefits earned and owed through the date of termination.
(e)    Disability; Death. If the Company terminates Executive’s employment as a result of Executive’s Disability, or Executive’s employment terminates due to his death, then Executive will not be entitled to receive severance benefits and the sole obligation of the Company shall be to pay to Executive an amount equal to Executive’s base salary payable to the date of termination of employment and any other employee benefits earned and owed through the date of termination to Executive, Executive’s spouse, designated beneficiary, or otherwise to the personal representative of Executive’s estate, as the case may be.
(f)    Exclusive Remedy. In the event of a termination of Executive’s employment with the Company (or any parent or subsidiary or successor of the Company), the provisions of this Section 3 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive or the Company may otherwise be entitled, whether at law, tort or contract, in equity, or under this Agreement. Executive will be entitled to no benefits, compensation or other payments or rights upon termination of employment other than those benefits expressly set forth in this Section 3.
4.    Release of Claims; Section 409A.
(a)    Release of Claims Agreement. The receipt of any severance payments or benefits pursuant to this Agreement is subject to Executive signing and not revoking a separation agreement and release of claims in a standard form acceptable to the Company (the “Release”), which must become effective no later than the sixtieth (60th) day following Executive’s termination of employment (the “Release Deadline”), and if not, Executive will forfeit any right to severance payments or benefits under this Agreement. To become effective, the Release must be executed by Executive and any revocation periods (as required by statute, regulation, or otherwise) must have expired without Executive having revoked the Release. In addition, in no event will severance payments or benefits be paid or provided until the Release actually becomes effective.
(b)    Section 409A.
(i)    Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to Executive, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Code Section 409A, and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Compensation Separation Benefits”) will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A.
(ii)    Any severance payments or benefits under this Agreement that would be considered Deferred Compensation Separation Benefits will be paid on, or, in the case of installments, will not commence until, the sixtieth (60th) day following Executive’s separation from service, or, if later, such time as required by Section 4(b)(iii). Any installment payments that would have been made to Executive during the sixty (60) day period immediately following Executive’s separation from service but for the preceding sentence will be paid to Executive on the sixtieth (60th) day following Executive’s separation from service and the remaining payments shall be made as provided in this Agreement.
(iii)    Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination, then the Deferred Compensation Separation Benefits that are payable within the first six (6) months following Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but within six (6) months of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.
(iv)    Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations shall not constitute Deferred Compensation Separation Benefits for purposes of clause (i) above.
(v)    Amount paid under the Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the

Treasury Regulations that do not exceed the Section 409A Limit shall not constitute Deferred Compensation Separation Benefits for purposes of clause (i) above. For this purpose, “Section 409A Limit” means the lesser of: (A) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during Executive’s taxable year preceding the taxable year of Executive’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto, multiplied by two (2); or (B) the maximum amount that may be taken into account under a qualified plan pursuant to Code Section 401(a)(17) for the year in which Executive’s employment is terminated, multiplied by two (2).
(vi)    The foregoing provision is intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.
5.    Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 5, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s severance benefits under Section 3 will be either:
(a)    delivered in full, or
(b)    delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Unless the Company and Executive otherwise agree in writing, any determination required under this Section 5 will be made in writing by the Company’s independent public accountants immediately prior to Change of Control (the “Accountants”), whose determination will be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 5, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 5. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 5. If a reduction in severance and other benefits constituting “parachute payments” is necessary so that benefits are delivered to a lesser extent, reduction will occur in the following order: reduction of cash payments; cancellation of equity awards granted “contingent on a change in ownership or control” within the meaning of

Section 280G of the Code; cancellation of vesting acceleration of equity awards; reduction of employee benefits.
6.    Definition of Terms. The following terms referred to in this Agreement will have the following meanings:
(a)    Benefit Plans. For purposes of this Agreement, “Benefit Plans” means plans, policies or arrangements that the Company sponsors (or participates in) and that immediately prior to Executive’s termination of employment provide Executive and/or Executive’s eligible dependents with medical, dental, vision and similar benefits. Benefit Plans do not include any other type of benefit (including, but not by way of limitation, disability, life insurance, or retirement benefits). A requirement that the Company provide Executive and Executive’s eligible dependents with coverage under the Benefit Plans will not be satisfied unless the coverage is no less favorable than that provided to senior executives of the Company at any applicable time during the period Executive is entitled to receive severance pursuant to Section 3. The Company may, at its option, satisfy any requirement that the Company provide coverage under any Benefit Plan by (i) reimbursing Executive’s premiums under COBRA after Executive has properly elected continuation coverage under COBRA (in which case Executive will be solely responsible for electing such coverage for his eligible dependents), or (ii) providing coverage under a separate plan or plans providing coverage that is no less favorable. In addition, and notwithstanding anything to the contrary in this definition, if the Company determines in its sole and reasonable discretion that it cannot provide coverage as described in this definition without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to Executive a taxable monthly payment in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue his group health coverage in effect on the date of such termination, multiplied by 1.5, which payments will be made regardless of whether Executive elects COBRA continuation coverage.
(b)    Cause. “Cause” means (i) an act of dishonesty made by Executive in connection with Executive’s responsibilities as an employee, (ii) Executive’s conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude, (iii) Executive’s gross misconduct, (iv) Executive’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom Executive owes an obligation of nondisclosure as a result of Executive’s relationship with the Company; (v) Executive’s willful breach of any obligations under any written agreement or covenant with the Company; or (vi) Executive’s continued failure to perform his employment duties after Executive has received a written demand of performance from the Company which specifically sets forth the factual basis for the Company’s belief that Executive has not substantially performed his duties and has failed to cure such non-performance to the Company’s satisfaction within 10 business days after receiving such notice.
(c)    Change of Control. “Change of Control” of the Company means:
(i)    any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “beneficial owner” (as defined in

Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities; or
(ii)    a change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” will mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or
(iii)    the date of the consummation of a merger or consolidation of the Company with any other corporation that has been approved by the stockholders of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company; or
(iv)    the date of the consummation of the sale or disposition by the Company of all or substantially all the Company’s assets.
Notwithstanding the foregoing, a Change of Control shall not occur unless such transaction constitutes a change in control event under Treasury Regulation Section 1.409A-3(i)(5).
(d)    Disability. “Disability” means that Executive has been unable to perform his Company duties as the result of his incapacity due to physical or mental illness, and such inability, at least twenty-six (26) weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to Executive or Executive’s legal representative (such agreement as to acceptability not to be unreasonably withheld). Termination resulting from Disability may only be effected after at least 30 days’ written notice by the Company of its intention to terminate Executive’s employment. In the event that Executive resumes the performance of substantially all of his duties hereunder before the termination of his employment becomes effective, the notice of intent to terminate will automatically be deemed to have been revoked.
(e)    Good Reason. “Good Reason” means the occurrence of one or more of the following events effected without Executive’s prior consent, provided Executive terminates Executive’s employment with the Company within one (1) year following the initial existence of the “Good Reason” condition (discussed below): (i) the assignment to Executive of any duties or the reduction of Executive’s then current duties, either of which results in a material diminution in Executive’s then current position or responsibilities with the Company (for purposes herein, “Good Reason” will be deemed to occur if, following a Change of Control, Executive is not the Chief Operating Officer or President of the acquiring entity); (ii) a material reduction by the Company in the then current base salary of Executive; (iii) a material change in the geographic location at which Executive must perform services (for purposes of this Agreement, the relocation of Executive to a facility or a location less than 25 miles from Executive’s then-present location shall not be considered a material change in geographic location); or (iv) any material breach by the Company of any material provision of this Agreement. Executive will not resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than thirty (30) days following the date of such notice.
(f)    Non-Change of Control Good Reason. “Non-Change of Control Good Reason” occurs if (x) more than ninety (90) days prior to a Change of Control and (y) during the first 24 months after Executive’s start date of employment with the Company, the Company hires a new Chief Executive Officer who is not the Executive. A resignation for Non-Change of Control Good Reason must occur within thirty (30) days of the triggering event described in the previous sentence.
7.    Successors.
(a)    The Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets will assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” will include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 7(a) or which becomes bound by the terms of this Agreement by operation of law.
(b)    Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder will inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
(c)    Assumption. It shall be considered a material breach of the Agreement if the Company fails to obtain the assumption of this Agreement by any successor to the Company.
8.    Notice.
(a)    General. Notices and all other communications contemplated by this Agreement will be in writing and will be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Executive, mailed notices will be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices will be addressed to its corporate headquarters, and all notices will be directed to the attention of its CEO.

(b)    Notice of Termination. Any termination by the Company for Cause or by Executive for Good Reason or as a result of a voluntary resignation will be communicated by a notice of termination to the other party hereto given in accordance with Section 8(a) of this Agreement. Such notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date (which will be not more than thirty (30) days after the giving of such notice). The failure by Executive to include in the notice any fact or circumstance which contributes to a showing of Good Reason will not waive any right of Executive hereunder or preclude Executive from asserting such fact or circumstance in enforcing his rights hereunder.
9.    Miscellaneous Provisions.
(a)    No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any such payment be reduced by any earnings that Executive may receive from any other source.
(b)    Waiver. No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.
(c)    Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.
(d)    Entire Agreement. This Agreement, together with any Employment Agreement, constitutes the entire agreement of the parties hereto and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter hereof. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto and which specifically mention this Agreement.
(e)    Choice of Law; Attorneys’ Fees. The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions). The prevailing party in any action to enforce the terms of this Agreement will be entitled to recover his or its reasonable attorneys’ fees and costs.
(f)    Severability. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.

(g)    Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income, employment and other taxes.
(h)    Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Execution and delivery of this Agreement by exchange of facsimile copies bearing the facsimile signature of a party will constitute a valid and binding execution and delivery of the Agreement by such party. Such facsimile copies will constitute enforceable original documents.
(signature page follows)

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.
COMPANY        FLUIDIGM CORPORATION
/s/ Gajus V. Worthington
By:     Gajus V. Worthington
Title: President and Chief Executive Officer

EXECUTIVE
/s/ Stephen Christopher Linthwaite
By: Stephen Christopher Linthwaite